Exhibit 99.1

Unity Wireless to Acquire Wireless Network Coverage Enhancement Solutions Developer Celletra Ltd.

BURNABY, BC – July 19, 2006 - Unity Wireless Corporation (OTCBB: UTYW), a developer of wireless systems and coverage-enhancement solutions, has signed a definitive agreement to acquire Celletra Ltd., provider of coverage and capacity enhancement solutions for wireless communications networks.  Celletra’s audited revenues for its fiscal year ended December 31, 2005 were US$7.2 million, with positive net assets of US$5.6 million. Unaudited revenue for the six-month period ended June 30, 2006 was approximately US$5 million.

Ilan Kenig, President and CEO of Unity Wireless commented, “Celletra has a proven track record as a developer and supplier of coverage enhancement solutions to operators of wireless networks and is led by an experienced group of wireless industry professionals. We are pleased to have the Celletra team joining the Unity Wireless family and are confident that they will contribute their experience and expertise towards making our company a stronger entity as we complete this important stage of our strategic acquisition plan announced May 16, 2006.  The addition of Celletra’s business rounds out the product lines Unity Wireless can now offer to both its OEM and cellular operator customers.”

Mr. Kenig added, “We are now working on consolidating the three companies, Celletra, Celerica and Avantry, into one location, which is intended to increase efficiencies in operations and provide substantial cost savings.  With nearly US$24 million in combined sales across all four companies in 2005, and greater levels projected for 2006 and 2007, we intend to leverage the strengths that each company contributes and be of much greater value to our customers, partners and stockholders.  These efforts are expected to result in a stronger consolidated business within a short period of time.”

The acquisition of Celletra will bring to Unity Wireless a broad range of coverage enhancement systems that are used to improve capacity and coverage in CDMA, GSM and WCDMA wireless networks.  With a historical emphasis on indoor and outdoor repeaters in various power configurations, Celletra’s customer base includes major national cellular operators mainly in India, Asia Pacific, South and Central America.

“Our team is very excited by the prospect of becoming part of a larger organization, and together creating a sizeable wireless supplier. We look forward to jointly addressing the tremendous opportunities presented to us as we join the Unity Wireless team and complete the integration of the three companies as soon as possible,” said Celletra’s CEO Shaike Schatzberger.  “This transaction is expected to provide all of us with a stronger foundation that helps to expand our growing business.”

Celletra is backed by leading venture capital funds, including Star Ventures, Gemini, Infinity, Mofet Technology Fund and Clal.

David (Dede) Goldschmidt, current Chairman of Celletra and CEO and Managing Partner of Mofet Technology Fund, added, “We are proud of Celletra’s accomplishments with its current product mix, technological achievements and its recognition by some very significant cellular operators.  Watching the trends in the industry, we are strong proponents of the consolidation strategy of Unity Wireless and are confident that this transaction will create many natural synergies and lead to what we believe will be a very competitive company in the wireless infrastructure market.”

Terms of the definitive agreement will require Unity Wireless to issue preferred shares convertible into 70 million shares of common stock.  There is also an earn-out bonus of 20 million shares of common stock and warrants to purchase 40 million shares of common stock at prices ranging from US$0.20 to US$0.30 should Celletra’s business meet certain performance milestones in 2006. Excluding shares of common stock underlying warrants, shares issued pursuant to this transaction are subject to resale restrictions for a minimum 12-month period and will be released in 12 equal amounts monthly over the following 13 to 24-months. The transaction has been approved by the boards of directors of both companies, and is expected to close within 60 days.

About Unity Wireless

Unity Wireless is a developer of wireless systems and coverage-enhancement solutions for wireless communications networks. For more information about Unity Wireless, visit www.unitywireless.com

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," “feel,” "plan," "anticipate," “project,” “could,” “should” and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are subject to a number of risks and uncertainties including, without limitation, inability to complete any proposed transactions, inability to raise the funds necessary for the continued operations of the Company and its acquisitions, changes in external market factors, and other risks and uncertainties indicated in the Company's most recent SEC filing on form SB-2.  Actual results could differ materially from the results referred to in the forward-looking statements.

Investor Contact:

James Carbonara, The Investor Relations Group, (212) 825-3210

Mike Mulshine, Osprey Partners, (732) 292-0982, osprey57@optonline.net